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                                                                 EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

HOME CITY FINANCIAL CORPORATION REPORTS 2ND QUARTER NET INCOME

Springfield, Ohio, July 20, 2005 - Home City Financial Corporation (Nasdaq SmallCap Market: HCFC) announced net income of $204,000, or $.25 basic earnings per share, for the second quarter ended June 30, 2005, compared to $181,000, or $.23 basic earnings per share, for the quarter ended June 30, 2004. This $23,000 improvement in net income represents a 12.7% increase over last year's second quarter. Diluted earnings per share for the quarters were $.25 and $.22, respectively. HCFC's net income for the six months ended June 30, 2005, was $397,000, or $.49 basic earnings per share, compared to $349,000, or $.44 basic earnings per share, for the comparable period in 2004. Year-to-date net income improved by $48,000, or 13.8%, over last year. Diluted earnings per share for the first six months of 2005 and 2004 were $.48 and $.43, respectively. Net interest income increased by $194,000 for the six-month period, reflecting good spread management as rates continue to rise following Federal Reserve action in the period. Noninterest income increased by $354,000 from last year's six-month period due almost entirely to the gain on redemption of Intrieve Incorporated stock. The provision for loan losses of $555,000 was $455,000 more than the amount provided in the first half of last year. This resulted from management's analysis of the economic factors specific to our local demographic area as well as national data and in conjunction with historic trends and portfolio composition. Noninterest expense decreased $3,000 with increased data processing costs offset by decreases in occupancy and other expenses. The increase of $48,000 in the federal income tax resulted from increased net income and the components of taxable and non-taxable income.

Assets totaled $150.8 million at June 30, 2005, a decrease of $5.4 million, or 3.4%, from December 31, 2004. Net loans receivable increased $152,000, or 0.1%, during the first half of 2005 and totaled $130.2 million at June 30, 2005. Loans originated slightly outpaced loan payoffs, normal amortization and the increased loan loss provision. The $318,000 growth in available-for-sale securities was mainly due to the allocation of federal funds into a short term treasury position. Deposits totaled $102.3 million at June 30, 2005, a decrease of $4.9 million, or 4.5%, from $107.2 million at December 31, 2004. Our tiered prime statement savings account diminished as depositors moved into short-term certificates within and investment opportunities elsewhere with rates continuing to rise.

HCFC paid a dividend of $.11 per share on June 15, 2005, to holders of record at June 8, 2005. Year-to-date dividends of $.22 per share have been paid for a current annualized dividend yield of 2.86%. HCFC's stock price stood at $15.40 per share at June 30, 2005, compared to $17.12 per share at June 30, 2004. Information on transactions in HCFC's shares is quoted on The Nasdaq SmallCap Market under the symbol "HCFC".


Contact: J. William Stapleton, President, CEO and COO
         (937) 390-0470


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HOME CITY FINANCIAL CORPORATION

Selected Consolidated Financial Condition Data:
                ($ In thousands)                June 30,          Dec. 31,             Incr.              %
                                                  2005              2004              (Decr.)           Change
                                                  ----              ----             --------           ------
Total assets                                    $150,847          $156,224          $ (5,377)            (3.4)%
Loans, net                                       130,219           130,067               152              0.1
Allowance for loan losses                          1,286               760               526             69.2
Available-for-sale securities                      6,750             6,432               318              4.9
Federal Home Loan Bank stock                       2,415             2,360                55              2.3
Deposits                                         102,344           107,204            (4,860)            (4.5)
Federal Home Loan Bank advances                   34,371            35,120              (749)            (2.1)
Shareholders' Equity                              13,038            12,735               303              2.4


                                                     Three Months Ended                  Six Months Ended
                                                          June 30,                           June 30,
Selected Consolidated Operations Data:                    --------                           --------
($ in thousands except per share amounts)          2005              2004              2005             2004
                                                   ----              ----              ----             ----
Total interest income                             $2,290            $2,159            $4,517           $4,349
Total interest expense                             1,083             1,084             2,152            2,178
                                                  ------            ------            ------           ------
         Net interest income                       1,207             1,075             2,365            2,171
Provision for loan losses                            475                50               555              100
                                                  ------            ------            ------           ------
         Net interest income after
         provision for loan losses                   732             1,025             1,810            2,071
Total noninterest income                             419                49               455              101
Total noninterest expense                            853               818             1,682            1,685
                                                  ------            ------            ------           ------
         Income before federal income tax            298               256               583              487
Federal income tax expense                            94                75               186              138
                                                  ------            ------            ------           ------
Net income                                        $  204            $  181            $  397           $  349
                                                  ------            ------            ------           ------
Earnings per share
            Basic                                 $ 0.25            $ 0.23            $ 0.49           $ 0.44
            Diluted                               $ 0.25            $ 0.22            $ 0.48           $ 0.43

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